UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 6, 2010

RES-CARE, INC.

(Exact Name of Registrant as specified in Charter)

Kentucky	0-20372	61-0875371
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9901 Linn Station Road, Louisville, Kentucky	40223
(Address of principal executive offices)	(Zip code)

(502) 394-2100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

Summary

On September 6, 2010, Res-Care, Inc. (the “Company”) and Onex Rescare Acquisition, LLC (the “Purchaser”), an affiliate of Onex Partners LP (“Onex”), entered into an Agreement and Plan of Share Exchange (the “Exchange Agreement”).  As of September 10, 2010, Onex and its affiliates own common stock and convertible preferred stock representing approximately 24.9% of the Company’s shares on an as-converted basis.

Under the Exchange Agreement, the Purchaser will commence a tender offer (the “Tender Offer”) to purchase all of the issued and outstanding shares of common stock, no par value of the Company not owned by Onex or its affiliates at a price of $13.25 per share (the “Offer Price”). After the completion of the Tender Offer, the Company and the Purchaser will undertake a share exchange transaction (the “Share Exchange”) pursuant to which each issued and outstanding share (other than certain excluded shares) will be exchanged for the right to receive the Offer Price.

Following the Share Exchange, Onex and its affiliates (including the Purchaser) will own all of the equity of the Company.

Board Approval

The Board of Directors of the Company (the “Board”) appointed a special committee (the “Special Committee”) consisting of four independent Board members to evaluate any acquisition proposals, including the original Onex acquisition proposal that was submitted on August 16, 2010.    After negotiation between the Purchaser and the Special Committee, the Special Committee unanimously recommended the Exchange Agreement and the transactions contemplated thereby (collectively, the “Onex Transaction”) to the full Board for approval.

On September 5, 2010, the Board, determining that it was advisable and in the best interests of the Company and its unaffiliated shareholders, approved the Exchange Agreement and the Onex Transaction and recommended the Exchange Agreement and the Onex Transaction to the shareholders for approval.  Ralph Gronefeld, ResCare’s President and Chief Executive Officer, abstained from the vote, and directors Robert Le Blanc and Robert Hallagan did not participate in the meeting.

Management Agreements

Certain employee shareholders of the Company holding approximately 1.1% of Company’s shares on an as-converted basis, including executive officers of the Company, have delivered agreements to the Purchaser (in the form attached hereto as Exhibit 10.2), which provide that such shareholders shall not tender their shares in the Tender Offer and shall instead enter into agreements to transfer their shares to the Purchaser in exchange for equity interests in the Purchaser.   These agreements terminate upon the termination of the Exchange Agreement.

Terms of the Exchange Agreement

Go-Shop Period.  The Company has a period of 40 calendar days (the “Go-shop Period”), beginning on the date of execution of the Exchange Agreement and ending October 16, 2010, during which it can solicit proposals for the purchase of at least 75% of the Company equity or assets.  The Company can enter into and maintain discussions with respect to such solicited proposals or other proposals that could reasonably be expected to lead to a solicited proposal.  Solicited proposals received by the Special Committee before the end of the Go-shop Period are excluded from the “no-shop” covenant described below, assuming that (i) such proposal has been determined by the Special Committee to be bona fide; (ii) such proposal does not result from any breach of the Agreement, (iii) the party making such proposal has entered into a confidentiality agreement, and (iv) the Special Committee has determined that such proposal constitutes or is reasonably likely to result in a superior proposal.

Tender Offer.  The Purchaser will commence the Tender Offer on or after September 22, 2010.  The Tender Offer will expire upon the later of October 20, 2010 or the date that is 20 business days from the date on which the Tender Offer was commenced.  The Purchaser may extend the Tender Offer for additional ten business day increments or for any minimum period required by law and may conduct a “subsequent offer period.”

The Purchaser may accept shares tendered in the Tender Offer only after the tender of a majority of the shares of common stock not owned by Onex or its affiliates or by members of management (the “Minimum Condition”).   As of September 3, 2010, shareholders other than Onex and its affiliates and members of management who have signed agreements with Onex held approximately 25,347,000 shares of the Company’s common stock.  The time of the first acceptance of shares by the Purchaser in the Tender Offer is the “Acceptance Time.”

The consummation of the Tender Offer is subject to customary conditions, including, but not limited to, (i) the Minimum Condition is met, (ii) no action by governmental entity to restrain or prohibit the Tender Offer or the Share Exchange, (iii) no breach of specific Company representations, covenants and obligations, (iv) no breach of other representations that would cause a material adverse effect in the aggregate upon the business of the Company, (v) failure to deliver officer compliance certificates, and (vi) no material adverse effect upon the business of the Company.

No-Shop Covenant.  After the conclusion of the Go-shop Period, the Company may not (i) initiate, solicit, encourage or facilitate actions that could lead to an acquisition proposal; or (ii) approve or recommend, or propose to approve or recommend, an acquisition proposal, or, subject to the “fiduciary out” provision described below, change its recommendation of the Exchange Agreement and the Onex Transaction, enter into another agreement relating to an acquisition proposal or agree to abandon, terminate or fail to consummate the transactions contemplated by the Exchange Agreement.

Fiduciary Out.  Until the Acceptance Time, the Company may furnish information and discuss and negotiate any acquisition proposal that the Special Committee determines to be bona fide and that constitutes or is reasonably likely to result in a superior proposal, subject to certain conditions and notice to the Purchaser.

A “superior proposal,” as defined in the Exchange Agreement, is a bona fide proposal for the acquisition of at least 75% of the equity or assets of the Company that, in the determination of the Special Committee:  (i) would provide the shareholders of the Company with consideration having a value per share of common stock in excess of the Offer Price; (ii) would result in a transaction more favorable to the holders of shares of common stock and preferred stock (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror, but excluding any interest of Onex and its affiliates in owning the Company) than the Onex Transaction; (iii) is reasonably likely to be consummated in a timely manner (taking into account all legal, financial, regulatory and other relevant considerations); and (iv) is not subject to a financing contingency and is made by a person or group of persons who have provided the Company with reasonable evidence that such person or group has, or has firm underwritten commitments to obtain, sufficient funds to complete such proposal (in each case taking into account any revisions to the Exchange Agreement made or proposed in writing by Purchaser prior to the time of determination).

Matching Rights.  Before the Special Committee may withdraw, modify or amend its recommendation in a manner adverse to the Purchaser, recommend a superior proposal, or terminate the Exchange Agreement to accept a superior proposal, it must (i) provide prior written notice at least four (4) calendar days (or at least two (2) business days, whichever is longer) to the Purchaser; and (ii) negotiate with the Purchaser in good faith to make adjustments to the Exchange Agreement before effecting the change in recommendation.

Change of Recommendation.  The Special Committee may withdraw, modify or qualify its recommendation of the transaction, recommend a superior proposal and terminate the Exchange Agreement (with payment of the breakup fee described below) to enter into a superior proposal, if an intervening event unknown to the Special Committee at the time of execution of the Exchange Agreement occurs or if the Company has received a superior proposal, in each case if the Special Committee, after consultation with counsel and legal advisors, determines that not to do so would be inconsistent with its fiduciary duties.

Breakup Fee.  The breakup fee is payable if: (a) an acquisition proposal has been disclosed, announced, submitted or made before the termination of the Exchange Agreement and the Company enters into a letter of intent, memorandum of understanding or definitive agreement with respect to such acquisition proposal within twelve (12) months of the termination of the Exchange Agreement; (b) the Company terminates the Exchange Agreement to accept a superior proposal; or (c) the Purchaser terminates the agreement upon a change of recommendation by the Board or upon the Company’s breach of the Exchange Agreement.

If the Company terminates the Exchange Agreement in order to enter into a superior proposal from a party that initiated a proposal during the Go-shop Period, the breakup fee is $9,130,182.  In all other circumstances, the breakup fee is $13,695,273.

The prompt payment of the breakup fee is a condition to the effectiveness of the Voting Agreement (described below) and the termination of the Exchange Agreement to accept a superior proposal or for acquisition proposals disclosed before the termination prior to entering into a letter of intent, memorandum of understanding or definitive agreement (whether or not the same as that originally announced and whether or not the same person as that originally announced) within twelve months thereafter.

Voting Agreement. Pursuant to the Voting Agreement attached hereto as Exhibit 4.1, Onex and its affiliates agreed to vote their shares of preferred stock and common stock in favor of (a) the Exchange Agreement and the Onex Transaction and (b) any alternative transaction approved by the Board of Directors, subject to the payment of the breakup fee described above.  If the Company approves an alternative transaction, Onex and its affiliates may tender their shares in any alternative tender offer and may sell their shares pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.  The voting agreement terminates upon:  (a) the effective time of the Share Exchange; (b) the termination of the Exchange Agreement for reasons other than arising from the Company’s approval of a superior proposal; (c) after the consummation or termination of, or vote upon a superior proposal; (d) six months after an agreement with respect to a superior proposal is signed, or (e) if the Purchaser terminates the Exchange Agreement, the Company does not sign an alternative agreement with a third party within five days of a change of recommendation by the Board.

Release of Existing Right of First Refusal.   Onex and its affiliates agreed to waive and release the right of first refusal that Onex and its affiliates hold under Article VI.C.5(g) of the Company’s Articles of Incorporation, as amended and restated to date, with respect to any agreement relating to a superior proposal that the Board recommends and the Company subsequently executes, subject to the Company’s payment of the break-up fee and compliance with the terms of the Exchange Agreement.

Outstanding Securities.  Immediately prior the Acceptance Time, all shares of restricted stock issued under the 2005 Omnibus Incentive Compensation Stock Plan for Employees (the “Omnibus Incentive Plan”) will vest in full and the holder thereof will have the right to tender (or to direct the Company to tender on his or her behalf) such shares of restricted stock.

At the Acceptance Time, each outstanding and unexercised stock option granted under the Omnibus Incentive Plan shall automatically be cancelled immediately before the Acceptance Time and converted into the right to receive the following: (i) if the exercise price per share of such option is less than the Offer Price, then (A) an amount of cash determined by multiplying (1) the number of shares of our common stock that were subject to such option immediately before the Acceptance Time, times (2) the amount by which the Offer Price exceeds the exercise price per share of such option; (ii) if the exercise price per share of such option is greater than the Offer Price, nothing.  There are no options outstanding having an exercise price less than the Offer Price.

The Nonemployee Director Deferred Stock Compensation Program under the 2005 Omnibus Incentive Compensation Plan (the “Deferral Program”) shall be terminated as of the Acceptance Time, and each stock unit account that has not been fully settled as of such time shall be settled via a lump sum payment promptly following the Acceptance Time.

Shareholder Meeting.  After the Acceptance Time, notice of a meeting of shareholders will be given to the remaining holders of outstanding shares.  At the meeting, the shareholders will vote upon whether to approve the Share Exchange and related transactions.  If the Minimum Condition is met in the Tender Offer, then Onex and its affiliates (including the Purchaser) will own at least a majority of the outstanding shares of the common stock, and all outstanding shares of the preferred stock, of  the Company after the Acceptance Time.

Share Exchange.  If the shareholders approve the Share Exchange at the shareholders’ meeting, each outstanding share that is not tendered and accepted pursuant to the Tender Offer (other than shares held by the Company or any of its wholly owned subsidiaries or held in its treasury, or owned by Onex and its affiliates, including the Purchaser, and other than shares as to which appraisal rights have been perfected in accordance with applicable law) will be converted into the right to receive the Offer Price.

Representations and Warranties; Covenants.  The Exchange Agreement contains customary representations and warranties by the Purchaser and the Company. The Exchange Agreement also contains customary covenants and agreements, including with respect to the operation of the Company’s business between the signing of the Exchange Agreement and the earlier of the closing of the Share Exchange or termination of the Exchange Agreement, governmental filings and approvals, and other matters.

Furthermore, the Purchaser agreed that, as of the time immediately after the consummation of the Onex Transaction, the amount of the Company’s net funded indebtedness, calculated on a pro forma basis to give effect to the Transactions as of the last day of the most recently ended fiscal quarter preceding the Effective Time, will not exceed 3.5 multiplied by the EBITDA for the most recently ended four consecutive fiscal quarters.  The Purchaser also agreed that, for a period of two (2) years after the consummation of the Onex Transaction, the Company will not incur indebtedness to fund cash dividends or distributions with respect to equity interests to, or purchases of equity interests from, its equity holders if and to the extent that the amount of the Company’s net funded indebtedness from all sources, calculated on a pro forma basis to give effect to such transactions as of the last day of the most recently ended fiscal quarter preceding the closing of such transactions, would exceed 3.5 multiplied by the EBITDA for the most recently ended four consecutive fiscal quarters.

Board Matters.  After the Acceptance Time, the Purchaser can designate a number of directors proportional to the percentage of Company shares held by Onex and its affiliates, and the Company is required to take such actions necessary to appoint such persons to the Board of Directors and ensure majority representation on each committee of the Board, subject to the requirement that at least three of the independent directors (for the purposes of NASDAQ and SEC rules) remain on the Board of Directors.

After the completion of the Onex Transaction, the Company will assume obligations with respect to indemnification and exculpation for current or former directors and officers and will maintain directors’ and officers’ insurance for six (6) years after the effective time, subject to a 300% premium limitation (or equivalent tail insurance).

Guarantee.  Pursuant to the Guarantee attached as Exhibit 10.1, Onex Partners III, L.P. has guaranteed the Purchaser’s obligations under the Exchange Agreement and the Onex Transaction.

The Exchange Agreement, the Voting Agreement, the Guaranty and the Management Agreements (collectively, the “Transaction Agreements”) have been attached to this Current Report on Form 8-K. The Transaction Agreements are not intended to provide any other factual information or disclosure about the Company or the Purchaser. The representations, warranties and covenants contained in the Transaction Agreements were made only for purposes of such agreements and as of a specific date, were solely for the benefit of the parties to such agreements (except as to certain indemnification obligations), are subject to limitations agreed upon by the contracting parties, including being qualified by disclosure schedules made for the purposes of allocating contractual risk between and among the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Transaction Agreements, which subsequent information may or may not be fully reflected in Company’s public disclosures. Investors are not third-party beneficiaries under any of the Transaction Agreements and, in light of the foregoing reasons, should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Company or Purchaser or any of their respective subsidiaries or affiliates.

Important Information

This announcement and the description contained herein are for informational purposes only and are not an offer to purchase or a solicitation of an offer to sell securities of the Company. The tender offer described herein has not yet been commenced. At the time the tender offer is commenced, the Company intends to file a tender offer statement on a Schedule TO containing an offer to purchase, a letter of transmittal and other related documents with the Securities and Exchange Commission (the “SEC”). At the time the tender offer is commenced, the Company intends to file with the SEC a solicitation/recommendation statement on Schedule 14D-9 and, if required, will file a proxy statement or information statement with the SEC at a later date. Such documents will be mailed to shareholders of record and will also be made available for distribution to beneficial owners of common stock of the Company. The solicitation of offers to buy common stock of the Company will only be made pursuant to the offer to purchase, the letter of transmittal and related documents. Shareholders are advised to read the offer to purchase and the letter of transmittal, the solicitation/recommendation statement, the proxy statement, the information statement and all related documents, if and when such documents are filed and become available, as they will contain important information about the tender offer and proposed share exchange. Shareholders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov, or from the information agent that Onex selects. In addition, copies of the solicitation/recommendation statement, the proxy statement and other filings containing information about the Company, the tender offer and the share exchange may be obtained, if and when available, without charge, by directing a request to Res-Care, Inc. Attention: David Miles, Chief Financial Officer at 502-394-2137, or on the Company’s corporate website at www.rescare.com.

Item 9.01   Financial Statements and Exhibits.

Exhibit 2.1	Agreement and Plan of Share Exchange dated as of September 6, 2010 among Onex Rescare Acquisition LLC and the registrant.

Exhibit 4.1	Voting Agreement dated as of September 6, 2010 by and among shareholders of the registrant and the registrant.

Exhibit 10.1	Guarantee of Onex Partners III LP dated September 6, 2010.

Exhibit 10.2	Form of Management Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RES-CARE, INC.

Date: September 10, 2010	By	/s/ David W. Miles
David W. Miles
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit	Description

Exhibit 2.1	Agreement and Plan of Share Exchange dated as of September 6, 2010 among Onex Rescare Acquisition LLC and the registrant.

Exhibit 4.1	Voting Agreement dated as of September 6, 2010 by and among shareholders of the registrant and the registrant.

Exhibit 10.1	Guarantee of Onex Partners III LP dated September 6, 2010.

Exhibit 10.2	Form of Management Agreement.